Exhibit 99


                                                               [GRAPHIC OMITTED]

--------------------------------------------------------------------------------
News Release
--------------------------------------------------------------------------------


                  AT&T REAFFIRMS 1999/2000 FINANCIAL GUIDANCE,
                    REPORTS FAST START IN LOCAL PHONE SERVICE

FOR RELEASE TUESDAY, JAN. 11, 2000

         NEW YORK - AT&T Chairman C. Michael Armstrong reaffirmed the company's confidence in meeting its 1999 and 2000 financial targets, speaking at a conference of financial analysts today.

         Armstrong also said that AT&T is off to a fast start in the residential local phone service market. Since its introduction late last year, more than 100,000 New Yorkers have signed up for AT&T Local One Rate New York - 40,000 in December alone. In New York, AT&T is providing residential telephony service over facilities leased from the local Bell company.

         AT&T is also ahead of target in upgrading its cable facilities for two-way communications. It now offers local phone service over its broadband cable facilities in 16 cities, and is adding customers at three times the rate as in November, Armstrong said.

         "Our marketplace experience as well as yesterday's announcement of a merger between AOL and Time Warner reconfirmed the soundness of our broadband strategy and our broadband investment," Armstrong said.

         "Our strategy for growth is on track as we transform AT&T from a domestic long distance company to an any-distance, any-service global company," he said. "No one should doubt our resolve to deliver customers a choice for local telephone service and more.

         "Local residential sales continue at a brisk pace as customers continue to embrace the bundled offer," Armstrong said. "Our only serious disappointment, and most significant risk in the New York market, remains Bell Atlantic's poor provisioning performance.

         "In our view, Bell Atlantic continues to fall short of what the law requires and customers deserve. It still isn't as easy or economical for AT&T or other local competitors to switch local customers as it is for Bell Atlantic to switch long distance customers. Today, it takes us 7 to 10 days to provide service to a customer when it should take 2 to 3 days. That's why it's so important for the Federal Communications Commission to make good on its promise to remain vigilant, and for Bell Atlantic to continue to improve its systems and provisioning.

         "Consumers are making it abundantly clear that they want a choice of local phone service providers," Armstrong said. "The entire AT&T company is focused and committed to providing that choice whether by broadband cable television technology, fixed wireless, the use of the incumbent carrier's facilities, or other alternatives."

         Armstrong said that AT&T is also at or ahead of target with services such as AT&T One Rate(sm) Seven Cents long distance service, and business local and frame relay service. AT&T has nearly 5 million customers on the AT&T One Rate Seven Cents plan, he said, 35 to 40 percent of whom are new to AT&T. When reporting fourth quarter financial results on January 25, Armstrong said AT&T expects to announce that total pro forma revenue grew between 5 to 7 percent in 1999. Earnings per share (EPS) for 1999 are expected to be between $2.15 to $2.20. Earnings before interest, taxes, depreciation and amortization (EBITDA) for 1999 is expected to be at the high end of the previously announced range of $18 to $20 billion.

         For 2000, Armstrong reaffirmed that total pro forma revenue growth will range between 8 to 9 percent, a 30 to 60 percent increase from the revenue growth rate expected for 1999, excluding the impact of Concert, the global joint venture with BT. Earnings per share for 2000 are projected to range between $2.10 to $2.15 (which also excludes the impact of Concert). Cash EPS (which adds back the impact of purchased intangibles) in 2000 is expected to range between $2.50 to $2.60. Operational EBITDA is projected to range between $24 billion to $26 billion in 2000.

         "We've met or exceeded our revenue growth commitments for seven consecutive quarters," Armstrong said. "We intend to build on that track record as we execute our any-distance strategy." Armstrong also outlined growth prospects for 2000 for the "core" AT&T, in light of the company's plans to create a wireless tracking stock. Even without wireless, he said, the rest of AT&T will grow revenue 5 to 6 percent, and EBITDA is expected to range between $22 billion to $24 billion.

                                      # # #